Exhibit 23.4
[Letterhead of Bates White, LLC]
February 18, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316

Re:	Consent of Bates White, LLC
Ladies and Gentlemen:
     Bates White, LLC, an independent asbestos valuation firm, hereby consents to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of The Goodyear Tire & Rubber Company (the “Company”) of the use of and references to (i) its name and (ii) its review of and reports concerning the Company’s liability exposure for pending and estimable unasserted asbestos-related claims and receivables from probable insurance recoveries, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2010.

Sincerely,
/s/ Charles E. Bates
Charles E. Bates, Ph.D.
Chairman